Exhibit 99.1

SINTX Announces Preliminary $2.2 Million in Q3 Revenue, Exceeding High-End Guidance

Third-quarter revenue grows roughly 380% from Q2, driven by stronger-than-expected industrial sales to Fortune 500 customers; Company reiterates Q4 revenue guidance

Revenue milestone also enables Company to call Class B warrants

SALT LAKE CITY, Utah – October 1, 2026 – SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), a leader in advanced silicon nitride biomaterials and ceramics for medical and industrial applications, today announced preliminary, unaudited revenue of $2.2 million* for the third quarter ended September 30, 2026. The result exceeds the high end of the Company’s previously announced guidance of $0.9 million to $1.1 million, reflecting stronger-than-expected industrial ceramics sales, and is expected to result in narrower losses than previous quarters.

Sales of industrial parts to aerospace subsidiaries of Fortune 500 companies accounted for the majority of third-quarter revenue. During the quarter, SINTX began shipments against the more than $3.2 million in contract manufacturing purchase orders announced in June, converting a portion of those orders into recognized revenue. The Company reiterates its fourth-quarter revenue guidance range offered during its last quarterly earnings call.

“We are pleased by the results of our efforts to improve manufacturing and operational efficiency in the third quarter,” said Eric Olson, Chairman and CEO of SINTX. “In addition to the significantly narrowed losses we expect to see as a result of these sales and nearly doubling the high end of the guidance we provided in August, our 2026 third-quarter revenue represents growth of roughly 380% from the second quarter, and over ten times the revenue from the prior year quarter.”

During 2026, SINTX has expanded the commercial infrastructure supporting its silicon nitride orthopedic portfolio, including its FDA-cleared SiNAPTIC® Foot & Ankle Osteotomy Wedge System. SINTX continues to develop its silicon nitride SiNERGY™ technology platform across biocomposite and 3D printing capabilities, as well as its antimicrobial textiles as part of the overall platform for orthopedic, spine, craniofacial, dental, suture and wound-management applications.

Mr. Olson continued, “This quarter demonstrates our ability to turn industrial customer orders into revenue at scale through our U.S. manufacturing operations. Our focus now is on reliable delivery, repeat business and disciplined manufacturing costs. We see this execution as an important foundation for SINTX as we continue our transition towards a more diversified commercial-stage advanced materials company.”

Concurrent with issuing this press release on Form 8-K, the Company also intends to deliver a Call Notice to the holders of Class B Warrants to purchase an aggregate of approximately 1.88 million shares of the Company’s Common Stock. Roughly $2.1 million of the third-quarter revenue was derived from product sales, surpassing the Call Right trigger of at least $2.0 million in product revenue during a fiscal quarter. Per the terms of the Warrant, the per share exercise price shall be the closing price of the Company’s Common Stock at the close of the trading day immediately preceding the date of the Call Notice; if fully exercised under the terms of the Warrant, cash proceeds could provide up to $4.0 million in additional capital, while any Warrants or portion of Warrants that the Holders fail to exercise in a timely manner will automatically expire. Exercise proceeds are not assured.

*This amount represents preliminary recognized revenue for the quarter, while the Company is completing its quarter-end financial close and review procedures. The preliminary revenue figure is based on information currently available to management, is unaudited, and remains subject to adjustment. SINTX expects to provide complete third-quarter financial results in its forthcoming quarterly reporting. Final reported revenue could differ materially.

About SINTX Technologies, Inc.

Headquartered in Salt Lake City, Utah, SINTX Technologies, Inc. (NASDAQ: SINT) is an advanced ceramics and biomaterials company that develops, manufactures, and commercializes silicon nitride biomaterials, composites, devices, and related technologies for medical and other high-value applications. SINTX’s technologies are supported by peer-reviewed research, a patent portfolio, U.S.-based manufacturing capabilities, and strategic industry relationships. The Company’s business includes proprietary biomaterials and medical device technologies, as well as contract manufacturing and other advanced ceramics opportunities. SINTX’s product portfolio includes the FDA-cleared SiNAPTIC® Foot & Ankle Osteotomy Wedge System for reconstructive surgery.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements regarding the Company’s expectations concerning its fourth-quarter 2026 revenue; anticipated operating results, including expectations regarding narrowed losses; the Company’s ability to achieve reliable delivery, repeat business and disciplined manufacturing costs; the continued development and commercialization of the Company’s silicon nitride technology platform and related applications; the Company’s transition toward a more diversified commercial-stage advanced materials company; the Company’s intention and ability to call the Class B Warrants; the potential exercise of such warrants by holders; and the amount and availability of any proceeds resulting from such exercises. The Company’s reported third-quarter 2026 revenue is preliminary and unaudited and remains subject to completion of the Company’s quarter-end financial close and review procedures. Final reported results may differ from the preliminary results described in this release, including as a result of adjustments identified during the closing and financial reporting process. Forward-looking statements are based on management’s current expectations, estimates and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, the Company’s ability to successfully develop and commercialize its products and technologies; obtain and maintain applicable regulatory clearances or approvals; achieve market acceptance among surgeons, healthcare providers, distributors and other customers; substantiate anticipated product characteristics and performance; protect and enforce its intellectual property; manufacture products at commercial scale; satisfy customer orders on expected schedules; maintain manufacturing throughput and operational efficiencies; manage manufacturing and operating costs; successfully execute its strategic and commercial objectives; and the risks associated with the Class B Warrants, including that holders may not exercise the warrants and that the Company may receive less proceeds than anticipated or no proceeds at all, as well as the risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Company Contact:

Andrew Benson

SINTX Technologies, Inc.

801.839.3500

IR@sintx.com